Exhibit 99.5

UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF KENTUCKY
(LEXINGTON DIVISION)
EASTERN DISTRICT OF KENTUCKY

IN RE:                                                   CHAPTER 11 PROCEEDING

LODESTAR ENERGY INC.              )         CASE NOS. 01-50969 and
LODESTAR HOLDINGS, INC.,          )                   01-50972
                                  )
                      DEBTORS.    )         Jointly Administered

         MOTION FOR AN ORDER PURSUANT TO BANKRUPTCY RULE 9019 APPROVING

                   SETTLEMENT WITH INDIANTOWN COGENERATION, L.P.

                   ---------------------------------------------

          The  above-captioned  debtors (the "Debtors"),  by the duly authorized
Chapter 11 Trustee,  William D. Bishop (the "Trustee"),  through counsel, hereby move  the  Court  pursuant  to Rule  9019 of the  Federal  Rules  of  Bankruptcy
Procedure and 11  U.S.C.ss.105  for entry of an order  approving the  settlement outlined herein with Indiantown Cogeneration, L.P. ("Indiantown"). In support of this Motion,  the Trustee states as follows:

                                   BACKGROUND
                                      ----------

          1. On March 30, 2001,  involuntary  petitions were filed in this Court against  the  Debtors  under  Chapter  11 of the  Bankruptcy  Code.

          2. On April  27,2001,  upon the  consent of the  Debtors to the relief requested in the  involuntary  petitions,  the Court entered an Order for Relief
Under Chapter II of the Bankruptcy Code in each of the above-captioned cases.

          3. Several  critical  events have  occurred in this case over the last several months. The Debtors' last remaining officer, Mike Fransisco, resigned at the end of  January,  and the  Debtors  have failed to file a chapter 11 plan or conduct  a  meaningful  sale of  their  assets.  As a result  of  these  events, inter  alia,  the Court  recently  ordered the  appointment of the
Trustee on or about January 31, 2003 (the “Trustee”).

          4. The  Trustee  is in the  process of  attempting  to  liquidate  the
Debtors'  assets.  One of the Debtors' most troubled  assets is a  post-petition long-term  coal supply  contract  with  Indiantown,  pursuant to which  Lodestar
Energy,  Inc.  agrees to supply  Indiantown  with all of the fuel  necessary  to operate its a 330-megawatt coal-fired power plant (the "Contract").

          5. Although the Contract contains pricing that is above-market, it has a "price re-  opener"  that  permits  the  parties  to  terminate  the  Contract effective as of midnight on October 1,2003 if the parties cannot reach agreement on a new per-ton  price of coal.  In  addition,  Indiantown  maintains  that the
Debtors have defaulted under the Contract and that as a result,  the Contract is subject to termination in no less than 45 days.  Indiantown  also maintains that it has the right to offset  its  damages  as a result of such  defaults  against outstanding  invoices for coal  delivered by the  Debtors.  Finally,  Indiantown maintains  that it has the right to approve or disapprove of any assignee of the
Contract in accordance  with the  assignment  provisions  of the  Contract.  The
Trustee  vigorously  disputes these allegations and maintains that Indiantown is in default under the Contract and liable for damages to the Debtors'  bankruptcy estate.

          6. As a result of the foregoing considerations, and after weighing the costs and likely prospects of any litigation between the parties, Indiantown and the Trustee have negotiated a settlement,  subject to this Court's approval,  on the following terms (the "Settlement"):

            A. The  Contract  shall be  absolutely  and  irrevocably  terminated effective as of March  31,2003;

            B. The Debtors shall continue to perform under the Contract  through
March 31, 2003 by loading for delivery to Indiantown substantially in accordance with the  loading  and  delivery  schedules  already  provided by the Debtors to
Indiantown  no more than four (4) trains  containing  an aggregate  amount of no more than  36,000  tons of coal  meeting  the  specifications  of the  Contract;

            C. Indiantown shall pay all currently outstanding invoices issued by the  Debtors  for  delivered  coal,  and all  invoices  rendered  for coal to be delivered  under the  Contract  in  accordance  with this  settlement,  upon the earlier of (i) the dates such invoices become due in accordance with their terms and the ordinary course of dealings  between the Debtors and Indiantown and (ii)
closing;

            D. In  addition,  at  closing,  Indiantown  shall make a  settlement payment to the Trustee, on behalf of Lodestar's bankruptcy estate, in the amount of $l million (the "Settlement  Payment");

            E. From the  Settlement  Payment,  the  amount of  $195,000.00  (the
"Escrowed Portion of the Settlement Payment") shall be placed into escrow with a mutually agreeable escrow agent until (i) all outstanding  invoices for which at least one of the Debtors and Indiantown are  potentially  liable to a particular post-petition  creditor are resolved either by an enforceable  agreement of such parties  or by an order of this  Court and (ii)  Indiantown  receives a specific release of its potential  liability to that  post-petition  creditor in form and
substance  reasonably  acceptable  to  Indiantown.   Immediately  following  the
satisfaction of the foregoing conditions, the Escrowed Portion of the Settlement
Payment  shall be  released  from  escrow and paid to the  Trustee  and/or  such post-petition  creditor in accordance with the agreement between the Trustee and such post-petition creditor or this Court's order;

            F. At closing,  Indiantown and the Trustee, on behalf of himself and the Debtors' bankruptcy estates,  shall exchange mutual general releases in form and substance  reasonably  acceptable to the parties;

            G. An order  approving the settlement  herein must be entered by the
Court no  later  than  April  15,2003;  and

            H. Closing shall occur as soon as reasonably practicable after entry of an order approving this settlement, but in no event later than April 15,2003.

                         JURISDICTION AND VENUE
                            ----------------------

            7. The  Court  has  jurisdiction  over this  matter  pursuant  to 28
U.S.C.ss.ss.157 and 1334. Venue is appropriate in this matter in accordance with
28 U.S.C.ss.ss.1408  and 1409. This matter is a core proceeding as defined under
28 U.S.C.ss.157(b)(2).

                                 NOTICE
                                    ------

            8. Copies of this  Motion  were served on all parties  listed on the official  service list in this case, as amended.  The Debtors  believe that such notice is good and  sufficient  and that no additional  notice of this Motion by publication or otherwise is necessary.  Such notice complies with the provisions of Rule 2002 of the Federal Rules of Bankruptcy Procedure and this Court's order establishing notice procedures in these  administratively  consolidated cases on
February  8,2002.

                            RELIEF REQUESTED
                               ----------------

            9. By this Motion,  the Debtors seek the entry of an order  pursuant to Bankruptcy  Rule 9019 approving the Settlement and authorizing the Chapter 11
Trustee to execute,  deliver,  and perform, on behalf of the Debtors' bankruptcy
estates,  the  obligations  under  a  definitive  agreement   memorializing  the
Settlement  (the  “Definitive  Agreement”)  that  currently  is  being negotiated  by the  parties  and will be filed  with the Court and served on all parties prior to the hearing.

                             BASIS FOR RELIEF
                                ----------------

            10. Under Rule 9019(a), the Bankruptcy Court is to determine whether
the  proposed   compromise  is  "fair  and  equitable,"  Prot.  Comm.  for  Ind.
Stockholders of TMT Trailer Ferry.  Inc. v. Anderson.  390 U.S.  414,424 (1968),
and "in the best interests of the estate." In re Amer.  Reserve Corp..  841 F.2d
159, 161 (7th Cir. 1987).

            11. For the  reasons set forth  herein,  the  Debtors  believe  that approval of the Settlement is fair and equitable and is in the best interests of the Debtors, their creditors,  their estates, and other parties in interest.

            12.  The  Trustee  believes  that  any  litigation  with  Indiantown regarding the Contract is likely to be protracted  and  expensive.  In addition, the  outcome of any such  litigation  is highly  uncertain.  Moreover,  any such litigation  is likely  to  eliminate  the  Trustee's  ability  to  monetize  the above-market  pricing of the Contract by assigning it to a third-party-that  is, if any such third-party can even be located and Indiantown's  consent rights can be resolved.

            13. The Settlement,  in contrast,  provides the Debtors'  bankruptcy estates  with an immediate  infusion of $1 million and resolves all  outstanding claims by and against Indiantown. The Trustee believes that such a "clean break"
with  Indiantown  is in the best  economic  interest of the Debtors'  bankruptcy estates when compared with the alternatives and will in addition  facilitate the sale of the Debtors' remaining assets.

                                 HEARING
                                    -------

            14. The Debtors  respectfully  request that this Motion be scheduled for a hearing on April 4,2003,  or such date thereafter as is convenient for the
Court prior to April 15,2003.

            WHEREFORE, the Debtors respectfully request that this Court enter an
Order (i) approving the  Settlement,  (ii)  authorizing  the Trustee to execute, deliver,  and perform, on behalf of the Debtors’  bankruptcy  estates,  the obligations  under the Definitive  Agreement,  and (iii) granting such other and further relief as the Court deems appropriate or just.

                                               Respectfully submitted,

                                               Bruce E. Cryder
                                               Gregory R. Schaaf
                                               GREENEBAUM DOLL & McDONALD PLLC
                                               300 West Vine Street, Suite 1100
                                               Lexington, Kentucky 40507
                                               Telephone:   (859)231-8500
                                               Facsimile:    (859)255-2742
                                               COUNSEL FOR THE TRUSTEE

                             CERTIFICATE OF SERVICE
                                ----------------------

            I hereby  certify  that a true  and  correct  copy of the  foregoing document was sent via first-  class mail,  postage  prepaid,  on the 21st day of
March,  2003 to all parties  listed on the current  Consolidated  Service  List.

                                              /s/Gregory R. Schaaf
                                              -----------------------------